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                                                                    EXHIBIT 12.2

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
   STATEMENT RE: COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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                                                       FOR THE THREE MONTHS
                                           FOR THE
                                          YEAR ENDED     ENDED AUGUST 31,
                                           MAY 31,     --------------------
                                             1995        1994       1995
                                          ----------   ---------  ---------
EARNINGS FROM CONTINUING OPERATIONS
Income before income taxes..............   $  390.0    $    95.0  $   103.9
Less:
  Equity in earnings of unconsolidated
   affiliates...........................       11.8          2.9        2.9
Add:
  Cash dividends received...............        8.3           .9        1.1
  Portion of rents representative of
   interest.............................       58.5         10.9       13.4
  Interest, net of capitalized
   portion..............................      320.0         79.1       77.5
  Amortization of previously capitalized
   interest.............................        4.0           .9        1.0
                                          ----------   ---------  ---------
Earnings, as adjusted...................   $  769.0    $   183.9  $   194.0
                                          ----------   ---------  ---------
                                          ----------   ---------  ---------
FIXED CHARGES:
Interest expense, net of capitalized
 portion................................   $  320.0    $    79.1  $    77.5
Capitalized interest....................        7.9          2.6        3.3
Portion of rents representative of
 interest...............................       58.5         10.9       13.4
                                          ----------   ---------  ---------
    Total fixed charges.................   $  386.4    $    92.6  $    94.2
                                          ----------   ---------  ---------
                                          ----------   ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES......        2.0x         2.0x       2.1x
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